EXHIBIT 99

                      OPTION PURCHASE AND SALE AGREEMENT


         THIS OPTION PURCHASE AND SALE AGREEMENT ("Agreement") is entered into on March 20, 1997 by and among Nextel Communications, Inc., a Delaware corporation ("NCI"), Unrestricted Subsidiary Funding Company, a Delaware corporation and a wholly-owned subsidiary of NCI ("USFC"; and USFC, together with NCI, collectively referred to as "Nextel"), Comcast Corporation, a Pennsylvania corporation ("CC") and Comcast FCI, Inc., a Delaware corporation and a wholly-owned subsidiary of CC ("CFCI"; and CFCI, together with CC, collectively referred to as "Comcast").


                                   RECITALS


         Nextel and Comcast have entered into a Memorandum of Agreement to which a form of this Agreement is attached on March 18, 1997 providing for, among other things, the purchase by USFC and the sale by CFCI of a certain Option Agreement by and between Fleet Call, Inc., predecessor by merger to NCI, and CFCI, originally entered into on September 14, 1992 and amended and restated as September 11, 1995, and as otherwise amended and supplemented to the Closing Date (as defined herein) (such Option Agreement, as so amended, restated and supplemented, the "Option").

         Subject to the terms and conditions set forth herein, USFC desires to purchase, and CFCI desires to sell, the Option, and Nextel and Comcast desire to set forth herein their agreements with respect to certain related matters.

         NOW, THEREFORE, the parties agree as follows:

         1. Purchase and Sale of Option. Subject to the terms and conditions set forth herein, USFC shall purchase from CFCI, and CFCI shall sell and transfer to USFC, the Option, free and clear of all Liens, for an aggregate purchase price of Twenty Five Million Dollars ($25,000,000.00). Such purchase price shall be paid by wire transfer to an account previously designated by CFCI to USFC in writing, against delivery of USFC of the Option in form appropriately endorsed by CFCI for transfer in blank. Such payment and delivery shall occur simultaneously with the execution and delivery of this Agreement by the parties.

         2. Representations, Warranties and Covenants of Comcast. Comcast hereby represents and warrants to Nextel as follows:

               (a) CFCI is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

               (b) each of CC and CFCI have the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and have taken all requisite corporate and shareholder action in connection therewith. This Agreement has been duly executed and delivered by each of CC and CFCI, and constitutes a legal, valid and binding obligation of each of them enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

               (c) Neither the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated herein, will violate or conflict with the articles or by-laws (or similar constitutive documents) of either of CC or CFCI, or any Requirements of Law applicable to either of them, or any material contract to which either of them is a party or by which either of them or their respective properties is bound, or requires that any consent, approval, waiver or report be obtained, made or filed with any third party (including, without limitation, any Governmental Authority) by or on behalf of CC, CFCI or any of their controlling Persons; and

               (d) CFCI is a wholly-owned subsidiary of Comcast, and is the sole record owner and holder of the Option and all rights and interests therein, and the Option is not subject to any Lien, nor has any third party been promised any interest therein or rights with respect thereto (unless such promised interests or rights have been terminated with the agreement of any such third party prior to the date hereof).

         3. Representations, Warranties and Covenants of Nextel. Nextel hereby represents and warrants to Comcast as follows:

               (a) USFC is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

               (b) each of NCI and USFC have the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and have taken all requisite corporate and shareholder action in connection therewith. This Agreement has been duly executed and delivered by each of NCI and USFC, and constitutes a legal, valid and binding obligation of each of them enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

               (c) Neither the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated herein, will violate or conflict with the articles or by-laws (or similar constitutive documents) of either of NCI or USFC, or any Requirements of Law applicable to either of them, or any material contract to which either of them is a party or by which either of them or their respective properties is bound, or requires that any consent, approval, waiver or report be obtained, made or filed with any third party (including, without limitation, any Governmental Authority) by or on behalf of NCI, USFC or any of their controlling Persons;

               (d) USFC is a wholly-owned subsidiary of NCI and has liquid assets having a value in excess of the amount of the purchase price that are not subject to any material restrictions on usage that do or reasonably would be expected to make such liquid assets unavailable as a source of funds for payment of the purchase price for the Option as contemplated herein, and will not be rendered insolvent as a result of the consummation of the transactions contemplated herein; and

               (e) As of the date hereof, there are no material agreements between Nextel and any third party relating to the business, prospects, financial condition or results of operations of Nextel and its subsidiaries, taken as a whole, that have not been disclosed in the reports and other information filed by NCI with the Securities and Exchange Commission pursuant to the Exchange Act or otherwise publicly disclosed, and Nextel acknowledges that Section 10(b) of the Exchange Act is applicable to the purchase and sale of the Option hereunder.

         4. Other Matters to, at and after the Closing, Nextel and Comcast agree as follows:

               (a) Registration Statement. There is currently effective a "shelf" Registration Statement on Form S-3 (Registration No. 333-1486) filed by NCI to register the resale of certain shares of NCI common stock owned by Comcast (the "Registration Statement"). Nothing in this Agreement is intended to terminate or suspend the effectiveness of such Registration Statement, or to make such Registration Statement unavailable to Comcast for resales of any remaining shares of NCI common stock covered thereby. Notwithstanding any prior agreement among Nextel and Comcast, NCI shall bear all of the costs associated with the preparation and filing, and of maintaining the effectiveness, of such Registration Statement, other than costs arising by reason of sales of shares of NCI common stock thereunder, including underwriting discounts and fees, if any, which shall continue to be borne by Comcast;

               (b) Certain Closing Matters. On the date hereof, automatically and without the need for any further action on the part of Comcast or Nextel, the following rights arising under the SPA or the appropriate identified other documents shall be deemed to have been permanently and irrevocably waived and/or terminated by Comcast: (i) the anti-dilutive rights provided pursuant to Section 1.10 of the SPA; (ii) the right to request compliance or to enforce any of the covenants set forth in Sections 4.1(d), 4.1(e), 4.1(f), 4.1(g) and 4.1(h) of the SPA, (iii) the
rights relating to the appointment of NCI Directors pursuant to Article V of the SPA, (iv) the registration rights (except those relating to the Registration Statement, as provided in Section 4(a) above) contained in
Article VII of the SPA; and (v) the entirety of the rights provided pursuant to the Stockholders' Voting Agreement referred to in the SPA; and

               (c) Certain Other Matters. Upon the earliest to occur of (i) the date on which all remaining shares of NCI common stock covered by the Registration Statement have been sold thereunder or (ii) the second anniversary of the declaration of effectiveness of such Registration Statement (or such earlier date as CC and NCI may agree is the date on which such Registration Statement may be terminated), automatically and without the need for any further action on the part of Comcast or Nextel, the SPA, and each of the other agreements, instruments or documents relating thereto, including without limitation the Transaction Agreements (but excluding the Option and this Agreement), shall be deemed conclusively and permanently terminated and of no further force or effect, except that the indemnification and contribution provisions and the confidentiality provisions (including the Confidentiality Agreements referred to in the SPA) contained or referred to in any such agreement, instrument or document shall remain in force and shall survive such termination unaffected, together with such procedural or general provisions as are contemplated or required to enforce such provisions or otherwise to give such provisions their intended effect.

         5. General Provisions. (a) Headings. The headings and captions in this Agreement are for reference only and shall not be considered in construing this Agreement.

               (b) Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall constitute an original and all together shall constitute one and the same Agreement.

               (c) Communications. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service or by other messenger, or by telecopy with confirmed answerback received and a copy mailed as indicated below) against receipt or on the third Business Day after the proven date of dispatch of such item by registered or certified mail, return receipt requested, addressed as provided below:

         (1)   If to NCI or USFC:      c/o Nextel Communications, Inc.
                                       1505 Farm Credit Drive, Suite 100
                                       McLean, Virginia  22102

                                       Attention:  Chief Financial Officer

                                       Telecopier Number:  (703) 394-3001

               with a copy to the General Counsel at the same address

         (2)   If to CC or CFCI:       c/o Comcast Corporation
                                       1500 Market Street
                                       Philadelphia, Pennsylvania  19102

                                       Attention:  General Counsel

                                       Telecopier Number:  (215) 981-7794

               (d) Non-Waiver; Further Assurances. No failure or delay by Comcast or Nextel to exercise its rights or enforce any remedies hereunder shall be deemed to constitute or to operate as a waiver by such party of such rights or remedies, or of any other provisions of this Agreement. Each of Comcast and Nextel agrees that, should any party hereto request the taking of any action or the execution and delivery of any document reasonably required to evidence or implement all or any part of the transactions or actions contemplated hereby, such action shall be taken, and such document shall be executed and delivered, promptly by (and without the need of any payment to) the party or parties receiving such a request.

               (e) Definitions. All capitalized terms that are used but are not expressly defined herein shall have the meanings assigned to such terms in the SPA.

               (f) Successors and Assigns. This Agreement shall bind and inure to the benefit of NCI's, USFC's, CC's and CFCI's respective successors and permitted assigns, provided that no party shall assign any of its rights or delegate any of its obligations herein or hereunder without obtaining the prior written consent of the others thereto, and any such purported assignment or delegation made without obtaining such written consent shall be null and void.

               (g) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses. Nextel and Comcast each represent and warrant to the other that they have not retained any broker or finder or any other person entitled to claim a commission or other similar compensation in connection with the consummation of any of the matters contemplated herein.

               (h) Arbitration; Injunctive Relief. Each of Nextel and Comcast agrees that violation of the terms of this Agreement may result in irreparable injury to the non-violating party, and therefore mutually acknowledge that in the event of any violation hereof, the non-violating party shall be entitled to seek preliminary and permanent equitable relief (including, without limitation, the remedy of specific performance and the entry of injunctions) without being required to allege or prove the inadequacy of monetary damages as a remedy or the fact or irreparable injury, and that such equitable rights and remedies shall be cumulative and in addition to any other rights or remedies to which the non-violating party may be entitled. Unless a party is seeking equitable relief (for which an appropriate action may be commenced in any state or federal court having jurisdiction over the relevant parties), any controversy or claims arising out of or relating to this agreement or the transactions contemplated hereby shall be settled by binding arbitration to be held and conducted as provided in Section 9.16 of the SPA.

               (i) Savings Clause; Entire Agreement. If any term or provision of this Agreement, or the application thereof to any Person or circumstances, shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Agreement or the application thereof to other Persons or circumstances shall not be invalidated or rendered unenforceable thereby, and each term and provision hereof shall be construed with each other remaining term and provision hereof to effect the intent of the parties to the fullest extent permitted by law. This Agreement and the other writings delivered in connection herewith contain the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all other prior or contemporaneous agreements and understandings, inducements or conditions concerning such subject matter, whether express or implied, oral or written, including, without limitation, the Memorandum of Agreement (and the related Term Sheet attached thereto) among Nextel and Comcast entered into on March 18, 1997.

               (j) Disclosure. This Agreement, and the transactions and actions contemplated herein, may be disclosed by the parties only to the extent the disclosing party determines in good faith that such party may be legally obligated to do so. The parties will coordinate in good faith to apprise each other of the timing and content of any proposed disclosure containing previously non-public information concerning this Agreement, or any of the transactions or actions contemplated herein.

               (k) Governing Law. This Agreement shall be construed and enforced in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts executed by residents of, and fully to be performed in, that state.

               (l) Termination. This Agreement may be terminated by any party by written notice to that effect given to the others if the closing of the purchase and sale of the Option has not occurred by March 21, 1997; provided, that such date shall be extended as reasonably requested by any non-violating party, and no termination hereof may be effected, if such closing has not occurred due to failure to obtain any necessary governmental or regulatory approval; and further provided that no such notice of termination may be given by a party whose breach, violation or non-compliance with the applicable provisions of this Agreement is preventing such closing from occurring. No termination of this Agreement, however effected, shall release or relieve any party hereto from the consequences of any violation, breach or non-compliance by such party with the terms hereof to the extent occurring arising or accruing prior to the time of such termination.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


         NEXTEL COMMUNICATIONS, INC.         COMCAST CORPORATION



         /s/ Thomas J. Sidman                /s/ Arthur R. Block
         ----------------------              ---------------------



         UNRESTRICTED SUBSIDIARY             COMCAST FCI, INC.
           FUNDING COMPANY


         /s/ Thomas J. Sidman                /s/ Arthur R. Block
         ----------------------              ---------------------